Exhibit 99.1
Sparton Corporation
Nov. 19, 2009 1st Quarter Financial Results Conference Call Script

{Slide 1 – Cover Page}
MIKE OSBORNE (Sr. VP – Business Development) SPEAKS
Thank you, operator. Good afternoon and thank you for participating in Sparton’s fiscal 2010 first quarter financial results conference call.
{Slide 2 – Safe Harbor Statement}
Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.
{Slide 3 – Today’s Call Agenda}
Today, Cary Wood, our President and CEO, will be reviewing our first quarter financial results and providing an update on the Company’s turnaround plan. Greg Slome, our CFO, will provide an update on the status of our debt and liquidity position. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s financial performance and operations. In fairness to all participants, we will ask that one question be asked at a time with the call ending at 12:00pm EST.
I would now like to turn the call over to Cary.
CARY WOOD (President & CEO) SPEAKS
Thanks, Mike. Good afternoon, and welcome to our fiscal 2010 first quarter call. Today, we will review our first quarter performance, report separately, for the first time, the financial performance of our three lines of business, and revisit our fiscal year 2010 key imperatives.
{Slide 4 – FY2010 1st Quarter Consolidated Financial Results}

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After experiencing 3 consecutive years of net losses, we are pleased and excited to announce a $1.4 million in net income or 14 cents per share for the first quarter of fiscal 2010 — the first quarterly net profit since the 3rd quarter of fiscal year 2008, and the first pretax profit since the 4th quarter of fiscal 2006. While we are still in the process of executing the turnaround strategy, many of the actions that we previously outlined are generating the expected results. In addition, one-time gains resulting from successful sonobuoy drop tests bolstered the overall gross margin well above management’s internal expectations. We anticipate that gross margin levels will smooth out to previously targeted expectations as the year progresses.
Our consolidated 1st quarter revenue was $48.1 million, decreasing 11% from the prior year. Despite the reduction in sales, our gross margin percentage improved from 4.9% a year ago to 15.4% this past quarter, which generated $7.4 million of gross profit. As predicted, unfavorably priced contracts with certain customers were financially and operationally stressing the Company. The disengagement with these customers, combined with the cost savings associated with the closing of three plants in the last 12 months, aggressive cost reduction efforts, initial implementation of our lean and quality programs and minimal rework costs on the sonobuoy sales have contributed to the gross margin gain. Management is continuing to monitor the turnaround strategy in an effort to ascertain that results are sustainable.
As part of the continuing turnaround actions, the Company incurred restructuring and impairment charges for the quarter of $876,000 as compared to $279,000 a year ago, and $6.3 million in the 4th quarter of fiscal year 2009. Our manufacturing facility in Jackson, Michigan ceased operations in August, 2009, as we completed Honeywell production at that facility per the terms of our wind down agreement. Certain finance functions remained in Jackson until we completed our first quarter financial reporting. We expect those offices to close

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this month and the financial reporting and oversight to be completely transitioned to Schaumburg, Illinois.
Our operating income of $1.8 million and net income of $1.4 million are up significantly compared to the 1st quarter in the prior year, with a $2.9 million operating loss and a $3.4 million net loss. Aside from gross margin improvements, the reduction in selling and administrative expense of $536,000 from the prior year and the decrease in interest expense of $110,000 also contributed to improved earnings.
Overall, we are very pleased with the financial results and operational success achieved in the 1st quarter of fiscal 2010.
I would now like to turn over the next portion of today’s call to Greg so that he can update you on our debt, financing, and liquidity positions.
GREG SLOME (CFO) SPEAKS
{Slide 5 – Debt & Financing}
Thanks, Cary.
I would like to start off by reviewing our current debt and liquidity positions as of the end of the quarter. As seen on the next slide, significant changes have occurred with our debt and liquidity from the quarter ended June 30, 2009. As previously communicated, on August 14, 2009,

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Sparton entered into an Amended and Restated Revolving Credit and Security Agreement with National City Business Credit, Inc.
The new revolving credit facility replaced the Company’s existing line of credit with National City Bank, providing a revolving line of credit of up to $20 million. Certain post-closing conditions that limited available borrowings to $5 million were satisfied effective November 3, 2009, and accordingly, the borrowing restrictions have been lifted. The facility is secured by substantially all the assets of the Company and has a term of three years, expiring on August 13, 2012. The Company was in compliance with all covenants under the agreement at September 30, 2009.
At the time of closing, both the existing National City Bank revolving loan balance of $15.5 million and the remaining balance of the outstanding term loan of $3.4 million were paid in full using available cash with no need for the Company to draw down on any portion of the new facility.
The only remaining debt outstanding at September 30, 2009 is a note payable to the former owners of Astro/Sparton Medical of $2.0 million, and an Industrial Revenue Bond with the State of Ohio of $2.0 million. During the quarter ended September 30, 2009, the Company made principal and interest payments, including financing costs associated with the new revolving credit facility, totaling $19.9 million. Our debt to equity ratio on September 30, 2009 was .07 to one.
Even after paying down the former line of credit balance and our bank term debt, we ended the quarter with $20.7 million in cash and cash equivalents. As previously discussed, the Company

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has taken various actions to reduce inventory levels, accelerate the collection of receivables and negotiate performance based payment terms related to certain U.S. Navy contracts. The result of these actions, combined with the improved operating results, generated positive cash flows from operating activities of $38.2 million for fiscal 2009 and $5.1 million for the first quarter of fiscal 2010. Our net inventory levels have decreased from $61.6 million on September 30, 2008 to $35.5 million at September 30, 2009, a year-over-year reduction of 42%. Even with such a significant reduction already taking place, we anticipate that additional opportunities exist to further reduce inventory levels and improve working capital by the end of this fiscal year. While liquidity and cash availability have significantly improved since January 2009, continued improvement will remain a top priority during the remainder of fiscal 2010.
I would now like to turn the presentation back over to Cary.
CARY WOOD (President & CEO) SPEAKS
{Slide 6 – 3 Lines of Business Revenue Split}
Thanks, Greg. As previously disclosed, during fiscal 2009 management initiated a full evaluation of our operations, including our operating structure. To this end, during the 3rd quarter of the last year, as part of our fiscal 2010 planning process, we began to adjust the way we view our business from one reporting line into three distinct business units: Medical Device (also known as Medical), Defense & Security Systems (also known as DSS), and Electronic Manufacturing Services (also known as EMS.) Once we began to dissect and understand the financial condition, market space and value proposition of each business unit, the operational individuality of each became apparent. Similarly, opportunities for further operational

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improvements as well as for potential strategic growth came into focus for the individual businesses. Our fiscal 2010 budget was formulated within this new operational structure, and financial results in fiscal 2010 are reported to management in this manner. With this change, not only are we able to see the financial condition of each business, but we are also better able to further drive the accountability of the business unit to those ultimately responsible. Also, segmenting our Company is strategically important on a go forward basis, as we have begun to reposition the Company from being traditionally defined as a “contract manufacturer” to one that is a full service developer, designer, and manufacturer of complex and sophisticated electromechanical devices in market spaces where gross margins are far more robust than the traditional, commodity-based EMS environment. As you can see in slide 6, we have significantly de-emphasized our EMS business by reducing its overall revenue stream from 50% of the total revenue in fiscal year 2009 to approximately 25% of our planned revenue in the current fiscal year. As we de-emphasized EMS, our focus has been to grow the higher margin business segments of Medical and DSS. While revenue growth in the Medical and DSS businesses will only partially offset the decline in EMS revenue, overall profitability should be greatly improved as will be evidenced in more detail later in this call.
Before we get into the segmented financial detail, I would like to briefly describe each business unit.
{Slide 7 – Medical Business Unit}
The Medical Device business unit, formerly Astro Instrumentation, is located in Strongsville, Ohio and was acquired in May 2006. As part of the turnaround strategy, we consolidated operations of Sparton Medical Systems from De Leon Springs, Florida into Strongsville this past

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summer. The medical device space is large, and we are primarily in the In Vitro Diagnostic market – developing, designing, manufacturing, distributing, and servicing highly complex and sophisticated instrumentation and analysis equipment. This is done for Original Equipment Manufacturers and Emerging Technology companies that are bringing to market technologically superior ways to test for disease at the molecular level. The Medical team also works on wound care, dialysis, respiratory, and neurological products found in the Therapeutic Device market space. Although we are nearing the completion of our corporate and business unit growth strategies, we intend to continue to grow within the In Vitro Diagnostic and Therapeutic Device market spaces in the coming years.
{Slide 8 – EMS Business Unit}
Our EMS business unit is a contract manufacturer of circuit card assemblies and electronic based box build products primarily for the commercial and military aerospace market. This business unit had been the anchor that was pulling down the rest of the Company over the last few years. By segmenting financials, it became apparent that we needed to decide if we were going to fix, close, or sell the EMS business. Even though the gross margins associated with this business unit are commodity based, there is a viable vertical integration opportunity to produce circuit cards for products in the Medical and DSS business units. This opportunity, coupled with the review and disengagement of certain unfavorable customer contracts, is why management decided to consolidate and fix this business unit. Accordingly, our manufacturing footprint went from 5 to 2 facilities in the past year as we consolidated the business from old and inefficient sites to state-of-the-art and technologically advanced facilities in Brooksville, Florida and Ho Chi Minh City, Vietnam. Also, a recent investment was made on a new prototyping line to shorten development and product introduction lead times for our current and future customers.

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In the near term, the EMS team will be investigating alternate markets outside of aerospace, exploring more value-added manufacturing options to improve overall gross margins and working with our remaining customers at selectively filling excess capacity at acceptable profit levels.
{Slide 9 – DSS Business Unit}
Located in De Leon Springs, Florida, the Defense & Security Systems business unit has been a Sparton mainstay for over 50 years. By leveraging the technology Sparton developed for products such as radios, televisions, and automotive accessories, the sonobuoy, an anti-submarine warfare device, was developed. As the only U.S.-owned producer and only one of two major manufacturers worldwide, Sparton has been providing this product to the United States government and other free world countries for many years. The DSS team has a number of spin-off technologies generated by the design of the sonobuoy that could be used commercially in other markets. Coupled with these product spin-offs, DSS also has engineering work with the U.S. Navy and other defense contractors that should result in production of defense related products at a future point in time.
We will now discuss our segmented financials.
{Slide 10 – Medical Operating Results}
Medical sales increased $5.5 million or 39% from the same quarter last year. This increase in sales was primarily due to $3.7 million increased sales to one customer with several programs, as this customer expanded its overall market. A second customer contributed $2.8 million of sales

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above the same period in the prior year, as they acquired product and resumed production from a developer that had been in bankruptcy. We were confident that we could achieve sales growth experienced in our medical business unit as the team in Strongsville has historically developed new business opportunities with a number of OEM and Emerging Technology companies – in the form of exploratory concept and design development to full design engineering projects that often turn into long term manufacturing opportunities. Currently, we are working on 7 developmental projects representing 5% of the medical’s planned fiscal year 2010 revenue. As previously mentioned, and although our business unit growth strategy is not fully complete, we anticipate that the medical segment of our company will continue to grow within the In Vitro Diagnostic and Therapeutic Device market spaces, further leveraging the same model that we currently have in place.
The gross profit percentage on Medical sales increased to 15% from 9% for the three months ended September 30, 2009 and 2008, respectively, due to improved pricing on several existing products and improved margins due to favorable product mix and new product sales in fiscal 2010 which included several new higher margin contracts. Additionally, consolidation of manufacturing operations from Florida to the Ohio facility resulted in greater operating efficiencies.
{Slide 11 – EMS Operating Results}
EMS sales decreased from the prior year by $15.3 million or 44%, primarily due to decreased sales to three customers, whose combined decrease totaled $13.0 million from the prior year. Due to the inability to achieve acceptable levels of profitability under contracts with these customers, Sparton disengaged with two of them as of June 30, 2009 and expects to complete the

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disengagement from Honeywell in the second quarter of fiscal 2010. Sales to Honeywell in the three months ended September 30, 2009 were approximately $3.7 million.
The gross profit percentage on EMS sales increased to 5% from 2% for the three months ended September 30, 2009 and 2008, respectively. The improvement in gross profit was mainly attributable to reduced overhead costs associated with the plant closings and the consolidation of EMS operations. In addition, gross margin was favorably impacted by improved performance and price increases to certain customers, including Honeywell. Gross margin for the first quarter of last year was favorably impacted by $838,000 in translation adjustments related to inventory and costs of goods sold. There were no similar translation adjustments for the three months ending September 30, 2009.
{Slide 12 – DSS Operating Results}
DSS sales were $5.2 million or 63% higher than the first quarter of fiscal year 2009, due to higher U.S. Navy product volume and successful sonobuoy lot acceptance testing. Increase in Sonobuoy sales to foreign governments of $1.2 million also contributed to the increase. Again, as with the medical business unit, the Defense & Security Systems team also has a number of engineering related projects in process that are contributing to its current and future growth. We are forecasting DSS’s engineering work to be 17% of its overall revenue stream in the fiscal year 2010 with the anticipation that these development contracts will result in long term manufacturing agreements at some point in time.
The gross profit percentage on DSS sales increased to 26% from 9% for the three months ending September 30, 2009 and 2008, respectively. Based on the successful sonobuoy drop tests, the

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Company adjusted its reserve for estimated cost of rework in the quarter ended September 30, 2009, resulting in an increase to gross profit of $567,000. In addition, margin was favorably impacted by increased foreign sonobuoy sales which generate increased margins due to an improved pricing structure.
{Slide 13 –Developmental Work}
Developmental work is crucial for Sparton’s future organic growth. Our current developmental projects, for both Medical and DSS, represent real manufacturing opportunities in the future. Timing, of course, is always a challenge as most of these projects take anywhere from 12-36 months to complete – especially when there are regulatory agencies or government approvals involved. Therefore, a robust pipeline of potential work, which we have in place, is essential to continue our organic growth as a whole.
Our Medical business provides engineering and manufacturing services to OEM and Emerging Technology companies. Some of the larger OEMs perform the concept development and design engineering in-house, but Emerging Technology companies rely heavily on our capabilities to quickly develop, design, and manufacturer their technology into a useful and efficient end product. As previously mentioned, Medical’s current split between manufacturing and engineering development work is 95% to 5%.
Within DSS, our developmental engineering project revenue is much higher at 17% of DSS’s estimated fiscal year 2010 revenue. Their developmental work is primarily being done for the U.S. government and other defense contractors, but we are excited with a number of spin-off technologies being considered for future internal development. As an example, our digital

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compass product line has generated a steady revenue stream with solid gross margins over the past few years without any major marketing or sales programs in place. We believe there is the potential for a line of Navigation System and Acoustic Detection & Communication System products that can be developed for the existing Defense channel we are in and also into other alternate commercial channels of distribution where we are not. These are exciting, new opportunities and a new approach to growth that hasn’t been undertaken at Sparton for many years.
{Slide 14 – 2010 Key Imperatives}
As we look to the remainder of fiscal year 2010, the Company expects to complete the execution of its turnaround strategy to achieve overall profitability. Further, the Company will continue to focus on the fiscal year 2010 key imperatives of creating and deploying a long term vision and strategy, achieving profitable growth, demonstrating best-in-class operating performance, developing and maintaining a highly competent organization, deploying an optimized IT infrastructure and continuing to effectively communicate with all stakeholders.
We are pleased with the success and speed of the turnaround in the last nine months and intend to strive for continued growth and profitability for this year and many more beyond.
{Slide 15 – Welcome to a New Era}
Many great things are happening . . . welcome to a new era. And, we continue to thank you for your support.

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MIKE OSBORNE SPEAKS
Thank you, Cary and Greg. We will now open it up for questions. Operator, the first question please.
After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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